Exhibit 10.2

April 13, 2017

Regions Bank

1717 McKinney Avenue, Suite 1100

Dallas, TX 75202

Attention: Account Manager: Forbes

Facsimile: 972-383-7505

Re:	Agreement regarding Cash Collateral and Letters of Credit

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated September 9, 2011 (as previously amended, the “Loan Agreement”) among FORBES ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“Energy Services”), TX ENERGY SERVICES, LLC, a limited liability company formed under the laws of the State of Delaware (“TX Energy”), C.C. FORBES, LLC, a limited liability company formed under the laws of the State of Delaware and successor by merger to SUPERIOR TUBING TESTERS, LLC, a limited liability company formed under the laws of the State of Delaware (“C.C.”), FORBES ENERGY INTERNATIONAL, LLC, a limited liability company formed under the laws of the State of Delaware (“International”), FORBES ENERGY SERVICES LTD., a Delaware corporation (formerly a Texas corporation) (“Parent”; and together with Energy Services, TX Energy, C.C. and International, each a “Loan Party” and, collectively, the “Loan Parties”), certain lenders from time to time (“Lenders”), and REGIONS BANK, an Alabama bank organized under the laws of the State of Alabama (in its individual capacity, “Regions”), as agent for such Lenders and other Secured Parties (as such term is defined in the Loan Agreement) (Regions, in such capacity, the “Agent”).

Reference is further made to (i) the letters of credit issued by Regions as Issuer under the Loan Agreement and outstanding as of the date hereof (the “Existing Letters of Credit”) which are described further on Exhibit A attached hereto in the aggregate face amount of $$9,027,259.68 and (ii) that certain payoff confirmation letter dated as of the date hereof by and among Agent and the Loan Parties (the “Payoff Letter”).

The Loan Parties have agreed to deliver this letter agreement in order to, among other things, set out the terms governing the use of cash collateral for certain obligations of the Loan Parties owing to Regions from time to time. In consideration of the premises, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), each of the Loan Parties and Regions hereby agrees as follows:

1. Capitalized Terms. Except as otherwise defined herein, the following terms have the meanings ascribed to them in this Section 1:

“Bank Products” means all bank, banking, financial, and other similar or related products and services provided by Regions or any affiliate thereof to any Loan Party or any subsidiary thereof, including, without limitation, (a) merchant card services, credit cards or stored value cards, and purchasing cards; (b) cash management or related services, including, without limitation, the automated clearing house (“ACH”) transfers of funds and any other ACH services, remote deposit capture services, account reconciliation services, lockbox services, depository and checking services, fraud protection services, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, documentary services and foreign currency exchange services; (d) hedge and swap agreements; (e) supply chain finance arrangements; (f) insurance; (g) leases; (h) treasury, cash management or related services (including the ACH processing of electronic funds transfers through the direct Federal Reserve Fedline system); and (i) return items, netting, overdraft and interstate depositary network services.

“Bank Product Agreement” shall mean any agreement or document evidencing or providing for any Bank Product by Regions or its affiliates to any Loan Party or subsidiary thereof, including any PCard Document.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to Regions or any affiliate thereof pursuant to or evidenced by the Bank Product Agreements and this letter agreement (including any indemnitees and obligations for reimbursement of expenses arising hereunder) and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party is obligated to reimburse to Regions or any affiliate a result of such person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided pursuant to the Bank Product Agreements.

“LC Agreement” means each Agreement for Irrevocable Standby Letter of Credit at any time executed by any Loan Party, in the form attached hereto as Exhibit B (as such form may be updated from time to time by Regions) or a substantially similar form providing for an agreement in respect of letters of credit between any Loan Party and Regions.

“LC Application” means any application or request for a letter of credit by any Loan Party delivered to Regions including, without limitation, each standby letter of credit application at any time executed by any Loan Party, in the form attached hereto as Exhibit C (as such form may be updated from time to time by Regions) or a substantially similar form.

“LC Obligations” means, at any time of determination, the sum of (a) all amounts owing by Loan Parties for any drawings under Letters of Credit, including any reimbursement obligations, (b) the aggregate undrawn amount of all outstanding Letters of Credit, (c) all sums owing to Regions or any affiliate pursuant to any LC Document and (d) all obligations of the Loan Parties arising hereunder, including any indemnitees and obligations for reimbursement of expenses.

“Letters of Credit” means, collectively, all letters of credit issued by Regions, in any capacity, for or on the account of any Loan Party at any time including, without limitation, each Existing Letter of Credit, and, in each case, as at any time amended, modified, renewed, extended or supplemented.

“LC Documents” means, collectively, all agreements, instruments and other documents executed in connection with the issuance of any Letter of Credit (excluding, for the avoidance of doubt, the Loan Agreement), including, without limitation, each LC Application and each LC Agreement.

“PCard Obligations” shall mean all indebtedness, liabilities and other obligations owing by the Loan Parties in connection with the PCard Product, including all repayment, indemnity and reimbursement obligations.

2. Conditions Precedent. The effectiveness of this letter agreement shall be subject to the satisfaction (or written waiver by Regions) of each of the following conditions precedent: (i) the Effective Date (as defined in the Payoff Letter) shall have occurred; (ii) this letter agreement shall be duly executed by each Loan Party and Regions; (iii) the authorized officers of the Loan Parties shall deliver a certificate of resolutions in the form attached hereto as Exhibit D on the date hereof; and (iv) Regions shall have received either a disclaimer letter in form and substance satisfactory to Regions from a duly authorized agent or other representative for the secured lenders of the Loan Parties disclaiming all right, title and interest to the Cash Collateral or other evidence satisfactory to Regions that such secured lenders have no interest in the Cash Collateral.

3. Existing Letters of Credit. Regions as Issuer under and as defined in the Loan Agreement issued the Existing Letters of Credit. Pursuant to the Payoff Letter, the Loan Parties intend to repay certain indebtedness outstanding in connection with the Loan Agreement and to terminate the Loan Agreement, in each case pursuant to the terms thereof. From and after the date hereof, all Existing Letters of Credit shall be deemed to be issued and outstanding, and to constitute Letters of Credit, under this letter agreement and all shall be subject to all of the terms and conditions hereof and the LC Documents executed at any time with respect to such Existing Letters of Credit. The Loan Parties ratify and reaffirm the terms of all LC Documents executed or entered into prior to the date hereof in connection with the Existing Letters of Credit.

4. Terms of Letters of Credit. After the date hereof, Regions may, in its sole and absolute discretion, upon request by a Loan Party issue one or more Letters of Credit. In the event that Regions agrees to issue any Letter of Credit, the Loan Parties shall comply with the terms of this letter agreement and the other LC Documents with respect to such Letter of Credit and the LC Documents shall govern the relationship among the parties hereto with respect to such Letter of Credit. Regions shall have no commitment to issue, continue, extend, amend or modify any Letter of Credit. As a condition to any issuance of a Letter of Credit, Regions may require the execution of an LC Application and an LC Agreement. This letter agreement is intended, and shall be deemed, to supplement the terms of all other LC Documents and the terms of this letter agreement shall be in addition to the other LC Documents. In the event of any direct conflict between the terms of any other LC Document and this letter agreement, this letter agreement shall control. Each LC Agreement shall be hereby modified as follows:

(a)	Section 1(a)(xviii) of each LC Agreement shall be deemed to have been amended and restated in its entirety to read “The term “good faith” as used in or otherwise applicable to this Agreement has the meanings given to that term in UCC Article 5.”

(b)	Section 4(a) of each LC Agreement shall be deemed to have been amended to insert the phrase “, but upon notice from Regions Bank to Customer (except that no such notice shall be required if prohibited by applicable law, including by any automatic stay, or in the case of the following clause (ii))” immediately after the word “demand” in the second line thereof.

(c)	Section 4(b) of each LC Agreement shall be deemed to have been amended to insert the following sentence immediately after the third sentence thereof: “Notwithstanding the foregoing (but excluding instances where (i) notice is prohibited by applicable law, including by any automatic stay, or (ii) the applicable date on which Regions Bank would make a payment is discernable by Customer in the exercise of reasonable diligence, including in the case of time drafts or a deferred payment or other date on which honor of payment is due), if Regions Bank has not notified Customer on or prior to the otherwise applicable due date, the due date shall be the banking day immediately following the date on which such notice is delivered.”

(d)	Section 5 of each LC Agreement shall be deemed to have been amended to insert the phrase “except for such claims and liabilities which arise from the gross negligence or willful misconduct of Regions Bank or any of its directors, officers, employees attorneys or agents (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), and in any case solely” immediately after the words “Letter of Credit” in the fourth line thereof.

(e)	Section 15 of each LC Agreement providing for a grant of security interest in favor of Regions in substantially all personal property of the applicable Loan Party is hereby superseded by the grants of security interests and liens contemplated in this letter agreement.

(f)	Clauses (iv) and (vi) of Section 16(a) of each LC Agreement shall be deemed to be inapplicable and omitted from such agreement in their entirety.

(g)	Section 18(a)(xvi) of each LC Agreement shall be deemed to be inapplicable and omitted from such agreement in its entirety.

(h)	The governing law for purposes of Section 25(a) of each LC Agreement shall be deemed to be law of the State of New York.

5. Terms of Bank Products. Regions provides, or may provide from time to time, in its sole and absolute discretion, for the account of one or more Loan Parties, Bank Products. As of the date hereof Regions provides the Loan Parties with purchasing card or similar charge or credit card products (collectively, the “PCard Product”), pursuant to the terms and conditions of the applicable agreements (including any Bank Product Agreements), instruments and other documents executed in connection therewith (collectively, the “PCard Documents”). For so long as Regions provides any Bank Product, the Loan Parties shall comply with the terms of this letter agreement and the applicable Bank Product Agreements with respect to such Bank Products, which together shall govern the relationship among the parties hereto with respect to such Letter of Credit. Regions shall have no commitment to issue, continue, extend, amend or modify any Bank Product or Bank Product Agreement. The Loan Parties reaffirm the right of Regions to terminate the Bank Products at any time in accordance with the Bank Product Agreements. This letter agreement is intended, and shall be deemed, to supplement the terms of the PCard Documents in respect of the PCard Product. The terms of this letter agreement shall be in addition to the PCard Documents. In the event of any direct conflict between the terms of any PCard Documents and this letter agreement, this letter agreement shall control. The Loan Parties ratify and reaffirm the terms of all Bank Product Agreements executed or entered into prior to the date hereof.

6. Cash Collateral Account; Continuing Obligations. Prior to date hereof, the Loan Parties tendered to Agent (by Agent’s debit against deposit accounts of the Loan Parties maintained with Regions) a cash sum in the amount of $10,078,622.66 which amount was held, immediately prior to giving effect to this letter agreement, as cash collateral for the PCard Obligation, the LC Obligations and certain other debts being repaid in connection with the Payoff Letter, and which is held in the deposit account in the name of Forbes Energy Services LLC bearing number xxxx6789 (the “Cash Collateral Account”) and maintained with Regions. The Cash Collateral Account and all Cash Collateral (as hereinafter defined) shall continue to be held as collateral security in favor of Regions in accordance with the terms hereof. Regions agrees to cooperate with the Loan Parties from time to time to enter into any side letters in connection with the LC Agreements required, as determined by Regions, to limit the scope of the collateral securing the LC Obligations and PCard Obligations to the collateral set forth herein. Each Loan Party acknowledges and stipulates that all LC Obligations and Bank Product Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party) and nothing contained in the Payoff Letter or the transactions occurring in connection therewith shall limit or constitute a novation or accord and satisfaction. All LC Obligations and Bank Product Obligations outstanding on the date hereof are hereby reaffirmed and ratified by each Loan Party.

7. Withdrawal Rights Limited; Additional Cash Collateral. If the balance of available funds in the Cash Collateral Account is less than, on any date of determination, the sum (such sum on any such date of determination, the “Required Cash Collateral Amount”) of (i) 105% of the LC Obligations, plus (ii) 120% of aggregate PCard Product line of credit, then Regions shall be authorized, without notice to any Loan Party, to debit the deposit accounts of the Loan Parties maintained with Regions for the difference and remit the proceeds to the Cash

Collateral Account (and, in the event such funds are insufficient, Loan Parties shall, upon request by Regions, immediately remit cash to the Cash Collateral Account in the amount of such deficiency). In the event that the Required Cash Collateral Amount decreases due to expiration or cancellation of Letters of Credit, amendments to decrease the face amount of any Letters of Credit (in each case without replacement Letters of Credit being contemplated), or reductions to (or termination of) the aggregate line of credit provided pursuant to the PCard Product, Regions shall on the request of the Loan Parties, unless a default exists at such time under any LC Document or Bank Product Agreement, cooperate with Loan Parties to return or refund cash collateral in the Cash Collateral Account to the Loan Parties in order to cause the amount in the Cash Collateral Account to equal, on the date of determination, the Required Cash Collateral Amount. In the event that (a) all Letters of Credit expire or are all returned to Regions for cancellation and have not been drawn upon and the PCard Product is terminated, (b) all reimbursement obligations with respect to any drawings under the Letters of Credit have been fully paid pursuant to the provisions of the LC Documents and all amounts outstanding in connection with the PCard Product are repaid in full, (c) all accrued fees, unpaid expenses and other amounts under the LC Documents and PCard Product have been fully paid, (d) no other LC Obligations and no PCard Obligations, whether contingent or otherwise, are then outstanding, (e) no default exists at such time under any LC Document or Bank Product Agreement, and (f) not less than 91 consecutive days shall have elapsed since the date on which the foregoing clauses (a) through (e) shall have occurred and no bankruptcy or insolvency proceeding shall have occurred or been initiated with respect to any Loan Party or its assets in such period of time, upon request by Loan Parties, the applicable Loan Parties shall be entitled to receive any balance in Cash Collateral Account. Except as expressly stated in this paragraph, Loan Parties shall have no access to the Cash Collateral Account and shall have no right to direct or make withdrawals from the Cash Collateral Account, Regions shall have sole dominion and exclusive control over the Cash Collateral Account, and no Loan Party shall have the right to receive any balance in the Cash Collateral Account or any time deposits or any proceeds thereof or to request Regions to part with physical possession of any of the evidences of any time deposits constituting instruments.

8. Fees and other Charges. The Loan Parties, jointly and severally, shall pay to Regions (i) a fee for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by a per annum rate determined by Regions from time to time in is discretion based upon such factors as Regions shall determine, including, without limitation, the credit quality and financial performance of the Loan Parties (which per annum rate is, as of the date of this letter agreement, 3.00%), such fee to be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable in arrears on the first (1st) day of each calendar quarter and for so long as any Letter of Credit remains outstanding, and (ii) any and all fees and expenses as agreed upon by Regions and the Loan Parties from time to time in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit. All of the foregoing fees, charges and other amounts shall, for the avoidance of doubt, constitute LC Obligations. Nothing contained herein shall limit any fees, charges or other amounts, including for the reimbursement of expenses payable to Regions in connection with or pursuant to the other LC Documents or the Bank Product Agreements.

9. Security Interest. In order to secure Loan Parties’ payment and performance in full of all of the LC Obligations and the PCard Obligations, each Loan Party hereby assigns and grants to Regions, for the benefit of itself and its affiliates, a security interest in and lien upon (i) the Cash Collateral Account, (ii) all deposits or other remittances at any time made to and balances in the Cash Collateral Account at any time, together with all cash, deposits, credits, money orders, checks, drafts, wire transfer funds and sums from time to time credited to or deposited or held in the Cash Collateral Account, (iii) any and all investments made at any time of any balances in the Cash Collateral Account, whether made in other deposit accounts, time deposits or otherwise, and (iv) any and all proceeds of any of the foregoing, in each case whether now or hereafter existing or arising, including any distributions from the foregoing and all interest earned in connection with the Cash Collateral Account (collectively, the “Cash Collateral”). Without any demand upon or notice of any kind to any Loan Party or any other person, Regions shall be entitled to debit the Cash Collateral Account in the amount of the LC Obligations and apply such Cash Collateral to the payment of the LC Obligations and shall be entitled to debit the Cash Collateral Account in the amount of the PCard Obligations and apply such Cash Collateral to the payment of the PCard Obligations. Upon and after the occurrence of either any default under any Bank Product Agreement or LC Document (including, without limitation, any failure of any Loan Party to reimburse Regions for any draw on a Letter of Credit), then Regions shall be entitled, without any demand upon or notice of any kind to any Loan Party, to debit the Cash Collateral Account and apply such Cash Collateral to the payment of the LC Obligations and the PCard Obligations in such order as Regions may determine in its discretion. Regions may collect or redeem any and all time deposits issued by Regions for application to the LC Obligations and PCard Obligations, with any withdrawal penalties on any such time deposits being considered a collection expense to be added to the LC Obligations or PCard Obligations, as applicable. All security interests, liens, rights and remedies set forth in this letter agreement are additional and cumulative to the security interest, liens, rights and remedies available to Regions pursuant to applicable law or in any Bank Product Agreement (all of which are hereby reaffirmed and ratified by the Loan Parties). Nothing contained in this letter agreement limits the reimbursement obligations of the Loan Parties for LC Obligations contained in the other LC Documents or the obligations of the Loan Parties in respect of any Bank Products contained in the Bank Product Agreements or the repayment obligations of Loan Parties in connection therewith. The Loan Parties represent and warrant to Regions that the Cash Collateral is not subject to any lien or security interest other than in favor of Regions and covenant that the Cash Collateral shall not at any time be subject to any lien or security interest other than in favor of Regions.

10. Authorization to File Financing Statement. Regions is hereby authorized to file in any Uniform Commercial Code filing office a financing statement naming each Loan Party as the debtor, and Regions, as secured party, and describing the collateral as the Cash Collateral. Regions may indicate some or all of the Cash Collateral on such financing statement, whether generally or specifically. The Loan Parties represent and warrant to Regions that their chief executive office is 3000 South Business Highway 281 Alice, Texas 78332 and that their legal names are as set forth in the first paragraph of this letter agreement.

11. Representations and Warranties. Each Loan Party represents and warrants to Regions, to induce Regions to enter into this letter agreement, that (i) the execution, delivery and performance of this letter agreement have been duly authorized by all requisite entity action on the part of such Loan Party, and (ii) this letter agreement has been duly executed and delivered by such Loan Party.

12. No Commitment. Nothing contained in this letter agreement shall constitute a commitment on the part of Regions or any affiliate thereof to extend or renew any Letter of Credit, issue any new Letter of Credit, or otherwise grant or continue any additional credit extensions or Bank Products to any Loan Party. Nothing contained in this letter agreement shall constitute a commitment on the part of Regions or any affiliate thereof to extend or renew any Bank Product, issue any new Bank Product, or otherwise grant any additional credit extensions or Bank Products to any Loan Party.

13. Notices. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this letter agreement, whether or not specified to be in writing, shall be given and shall be deemed effective pursuant to the provisions of the applicable LC Document and Bank Product Agreement.

14. Expenses; Indemnity.

(a) Each Loan Party shall indemnify Regions Bank, and its officers, directors, affiliates, employees, representatives and agents (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against Regions or any Indemnitee in any litigation, proceeding, dispute or investigation instituted or conducted by any governmental body or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this letter agreement, the LC Documents, the Payoff Letter or the Bank Product Agreements, whether or not Regions is a party thereto, except that no Indemnitee shall be entitled to indemnification hereunder to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Upon learning of any matter described above for which any Indemnitee may want to seek indemnity from any Loan Party, such Indemnitee shall promptly notify each Loan Party of such matter; provided, that, the failure to do so shall not in any manner limit, impair or affect the Loan Parties’ indemnification obligations hereunder. Nothing contained herein or in any LC Document or Bank Product Agreement shall prohibit any Loan Party from seeking contribution or indemnity from any person other than Regions. THE INDEMNITY SET FORTH IN THIS PARAGRAPH AND EACH OTHER INDEMNITY PROVIDED IN ANY LC DOCUMENT OR BANK PRODUCT AGREEMENT IN FAVOR OF ANY INDEMNITEE SHALL INCLUDE, WITHOUT LIMITATION, INDEMNIFICATION FOR ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, FEES AND DISBURSEMENTS OF COUNSEL) ARISING AS A RESULT OF THE NEGLIGENCE OR MISCONDUCT OF ANY INDEMNITEE, IN WHOLE OR IN PART (EXCEPT TO THE EXTENT ARISING OUT OF THE GROSS (NOT MERE) NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED PURSUANT TO A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION).

(b) The Loan Parties, jointly and severally, (and in addition to any rights of Regions in the other LC Documents or Bank Product Agreements) shall reimburse Regions for all costs and expenses (including without limitation, travel expenses) paid or incurred by Regions in connection with this letter agreement, the LC Documents or the Bank Product Agreements, including, without limitation: (i) (x) reasonable attorneys’ fees and disbursements incurred by counsel to Regions in connection with the administration of this letter agreement, the LC Documents or the Bank Product Agreements, or any Letters of Credit or Bank Products, including, without limitation, the preparation, negotiation, execution and delivery of any amendment or waiver with respect thereto, and (y) reasonable attorneys’ fees and disbursements incurred by counsel to Regions in connection with, at any time, (A) in all efforts made to enforce payment of any LC Obligations or Bank Product Obligations or collection of or other realization upon any Cash Collateral, (B) in defending or prosecuting any actions or proceedings arising out of or relating to this letter agreement, the LC Documents or the Bank Product Agreements, (C) in connection with the enforcement of this letter agreement, the LC Documents or the Bank Product Agreements, and (D) in enforcing Regions’ security interest in or lien on any of the Cash Collateral, whether through judicial proceedings or otherwise; (ii) attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, appraisers and other professionals incurred by Agent and other costs and expenses incurred by Regions (A) in connection with the preparing, negotiating, entering into, or performing this letter agreement, the LC Documents or the Bank Product Agreements, any amendment, waiver, consent or other modification with respect thereto and the administration, work-out or enforcement of this letter agreement, the LC Documents or the Bank Product Agreements (which expenses incurred or paid pursuant to this clause (A) must be reasonable), (B) in instituting, maintaining, preserving and foreclosing on security interests or liens on any of the Cash Collateral, whether through judicial proceedings or otherwise, (C) in connection with any advice given to Regions with respect to its rights and obligations under this letter agreement, the LC Documents or the Bank Product Agreements or (D) that Regions reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this letter agreement, the LC Documents or the Bank Product Agreements; and (iii) reasonable fees and disbursements incurred by Regions in connection with any collateral analysis or monitoring or other business analysis conducted by outside persons in connection with this letter agreement, the LC Documents or the Bank Product Agreements. The provisions of this Section 14 shall survive any termination of this letter agreement.

15. Miscellaneous.

(a) This letter agreement shall be governed by the law of the State of New York; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement; and may not be amended or any of its provisions waived other than in a writing signed by the party to be charged. Delivery of an executed counterpart of this letter agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart. Any party delivering an executed counterpart of this letter agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

(b) Nothing in this letter agreement is intended, or shall be construed, to modify, amend, waive or release any obligation of any Loan Party under any of the LC Documents or PCard Documents.

(c) Wherever possible, each provision of this letter agreement shall be interpreted in such manner as to be valid under applicable law. If any provision of this letter agreement is found to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity, and the remaining provisions of this letter agreement shall remain in full force and effect.

(d) This letter agreement, the Payoff Letter, the LC Documents and PCard Documents represent and embody the entire agreement and understanding concerning the subject matter hereof among the parties hereto and thereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts relating to or concerning the subject matter hereof, whether oral or written.

(e) Section headings used herein are for convenience of reference only, are not part of this letter agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this letter agreement.

(f) Neither this letter agreement, nor any action taken in connection with the Cash Collateral Account, the Cash Collateral, the PCard Product or the Letters of Credit, by Regions shall be deemed a waiver of or consent to any default under any LC Document or Bank Product Agreement.

(g) To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this letter agreement.

(h) Promptly upon request by Regions, each Loan Party shall take such additional actions (including, without limitation, execution and delivery of such supplemental agreements or instruments, statements, assignments and transfers, or instructions or documents relating to the LC Documents, including one or more LC Applications and LC Agreements in form and substance satisfactory to Regions) as Regions may reasonably require from time to time in order (a) to carry out more effectively the purposes of this letter agreement, (b) to cure or resolve any inconsistency or ambiguity in any LC Document, Bank Product Agreement or this letter agreement, (c) to perfect and maintain the validity, effectiveness and priority of any of the security interests created, or intended to be created thereby, by this letter agreement (including, without limitation, disclaimer letters from any other secured lender to the Loan Parties or other person with a security interest or lien in the assets of any Loan Party with respect to the Cash

Collateral), and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Regions the rights granted or now or hereafter intended to be granted to Regions under this letter agreement, the LC Documents or any Bank Product Agreement. Without limiting the generality of the foregoing, upon Regions’ request at any time, each Loan Party shall (and shall cause each other Loan Party to) guarantee (to the extent not already directly obligated with respect thereto) all of the LC Obligations and Bank Product Obligations pursuant to one or more guaranty agreements in form and substance satisfactory to Regions.

[Remainder of page intentionally left blank.]

If Regions agrees to and accepts the foregoing, please so indicate by executing in the spaces provided on the following page.

Very truly yours,

LOAN PARTIES:

FORBES ENERGY SERVICES LLC

By: /s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Senior Vice President and Chief Financial Officer

FORBES ENERGY INTERNATIONAL, LLC

By: /s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Senior Vice President and Chief Financial Officer

TX ENERGY SERVICES, LLC

By: /s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Senior Vice President and Chief Financial Officer

C. C. FORBES, LLC

By: /s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Senior Vice President and Chief Financial Officer

FORBES ENERGY SERVICES LTD.

By: /s/ L. Melvin Cooper
Name: L. Melvin Cooper
Title: Senior Vice President and Chief Financial Officer

[Signatures continued on the following page]

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)

ACCEPTED and AGREED as of

the date first written above:

REGIONS BANK

By:	/s/ Gregory Garbuz
Name: Gregory Garbuz
Title: Director

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)

Exhibit A

Existing Letters of Credit

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)

Exhibit B

Form of LC Agreement

(attached)

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)

Exhibit C

Form of LC Application

(attached)

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)

Exhibit D

Certificate of Resolutions

(attached)

Agreement Regarding Cash Collateral and Letters of Credit (Forbes)